Exhibit 99.1

NEWS RELEASE

For Release on August 4, 2017	Contact: Temi Oduozor
4:02 PM (ET)	Corporate Controller
toduozor@gigatronics.com
(925) 328-4650

Giga-tronics Reports Results for the First Quarter FY 2018

Dublin, CA – August 4, 2017 – Giga-tronics Incorporated (Nasdaq: GIGA) (the “Company”) reported today net sales for the first fiscal quarter ended June 24, 2017 of $2.0 million, a 41% decrease as compared to $3.4 million for the first quarter of fiscal 2017. The decrease in first quarter fiscal 2018 sales was primarily attributable to a $1.8 million decrease from the Company’s Giga-tronics division, from $ 2.1 million in fiscal 2017 to $297,000 in fiscal 2018, due to recent legacy product line divestitures as well as a decrease in ASG product shipments. In the first quarter of fiscal 2018, the Company recorded $200,000 of sales associated with the ASG product compared to $674,000 recorded in the first quarter of fiscal 2017. These decreases were partially offset by a $377,000 increase in net sales from the Company's Microsource business unit (Microsource) from $1.3 million in fiscal 2017 to $1.7 million in fiscal 2018, which was primarily due to an increase in YIG RADAR filter shipments and completion of certain related nonrecurring engineering (NRE) services.

Net loss for the first quarter of fiscal 2018 was $1.3 million, or $0.13 per fully diluted common share, compared to $102,000, or $0.01 for the first quarter of fiscal 2017.  The increase in net loss is primarily due to the lower net sales described above. The net loss recorded in the first quarter of fiscal 2017 included a gain of $802,000 associated with the Company’s sale of the Switch product line.

Due to variability in the quarter-to-quarter bookings for the ASG product along with timing of expected large YIG filter contracts, the Company entered into a new $1.5 million term loan agreement with Partners for Growth LLP (PFG) which was entirely funded during April 2017. The loan has a two-year term, with interest only payments for the term of the loan. However, as of the end of the first quarter of fiscal 2018, the Company was not in compliance with certain financial covenants on the loan. On August 2, 2017, the Company and PFG entered into a short-term forbearance arrangement (through the end of August) with respect to such noncompliance. No assurance can be given that the Company will be able to comply with the terms of the forbearance agreement, or that PFG will agree to a further extension of forbearance at the end of the initial forbearance period. The Company will most likely be required to raise additional capital to rectify the noncompliance. No assurance can be given that the Company will be able to raise sufficient capital on a timely basis.

The Company experienced delays with ASG orders in the first quarter ended June 24, 2017, however, the Company announced today that it had received one of its expected follow on orders from the United States Navy for its Real-Time Threat Emulation System (Real-Time TEmS). The current order, worth $1.7 million, is a combination of its new Advanced Signal Generator Hardware Platform, along with software developed and licensed to the Company from a major aerospace and Defense Company. The order also includes integrating the Real-Time TEmS product with additional third party hardware and software for the customer, along with an upgrade to a unit which was shipped in the fourth quarter of fiscal 2017. The Company also announced today that it has received an additional $471,000 order extending ongoing production of its high performance YIG filters for a major aerospace company. The Company expects to fulfill the combined orders, worth approximately $2.2 million in the current fiscal year.

Suresh Nair, the Company’s Co-CEO stated, “As announced previously, we expected revenue for the quarter to be significantly below normal levels. While the Company successfully increased shipments of RADAR filters, it was not able to completely offset the shortfall from the lack of backlog for our Advanced Signal Generators.”

John Regazzi, Co- CEO of Giga-tronics, said “This repeat order for our Real-Time Threat Emulation System confirms its importance to the US Navy for their current and future EW programs. We are committed to supporting the U.S. Navy as they further deploy our solution for testing EW systems and we are pleased to be selected as a supplier of advanced emulation equipment for their verification labs.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (888) 517-2513 or (847) 619-6533, and enter PIN Code 7310299#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of August 4, 2017.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company’s ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; results of pending or threatened litigation; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 25, 2017 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)	June 24, 2017	March 25, 2017
Assets
Current assets:
Cash and cash-equivalents	$1,137	$1,421
Trade accounts receivable, net of allowance of $45, respectively	748	954
Inventories, net	4,989	4,811
Prepaid expenses and other current assets	377	452
Total current assets	7,251	7,638
Property and equipment, net	1,052	528
Other long term assets	175	175
Capitalized software development costs	582	733
Total assets	$9,060	$9,074
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$582	$582
Current portion of long term debt, net of discount and issuance costs	1,315	—
Accounts payable	666	1,107
Accrued payroll and benefits	427	583
Deferred revenue	3,447	3,614
Capital lease obligations	51	50
Deferred liability related to asset sale	375	375
Equity forward	46	—
Other current liabilities	710	707
Total current liabilities	7,619	7,018
Warrant liability, at estimated fair value	222	222
Long term deferred rent	451	—
Long term obligations - capital lease	100	114
Total liabilities	8,392	7,354

Shareholders' equity:
Convertible preferred stock of no par value; Authorized - 1,000,000 shares Series A - designated 250,000 shares; no shares at June 24, 2017 and March 25, 2017 issued and outstanding	—	—
Series B, C, D - designated 19,500 shares; 18,533.31 shares at June 24, 2017 and March 25, 2017 issued and outstanding; (liquidation preference of $3,540 at June 24, 2017 and March 25, 2017)	2,911	2,911
Common stock of no par value; Authorized - 40,000,000 shares; 10,139,653 shares at June 24, 2017 and 9,594,203 at March 25, 2017 issued and outstanding	24,596	24,390
Accumulated deficit	(26,839)	(25,581)
Total shareholders' equity	668	1,720
Total liabilities and shareholders' equity	$9,060	$9,074

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended
	June 24,	June 25,
(In thousands, except per share data)	2017	2016
Net sales	$1,991	$3,442
Cost of sales	1,525	2,517
Gross margin	466	925

Operating expenses:
Engineering	452	530
Selling, general and administrative	1,171	1,305
Total operating expenses	1,623	1,835

Operating loss	(1,157)	(910)

Gain on sale of product line	—	802
Gain/(loss) on adjustment of derivative liability to fair value	—	46
Interest expense:
Interest expense, net	(79)	(29)
Interest expense from accretion of loan discount	(22)	(11)
Total interest expense, net	(101)	(40)
Loss before income taxes	(1,258)	(102)
Provision for income taxes	—	—
Net loss	$(1,258)	$(102)

Loss per common share – basic	$(0.13)	$(0.01)
Loss per common share – diluted	$(0.13)	$(0.01)

Weighted average common shares used in per share calculation:
Basic	9,715	9,550
Diluted	9,715	9,550

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